Exhibit 10.6

STIPULATION OF SETTLEMENT PURSUANT TO CPLR 3215(i)

THIS STIPULATION OF SETTLEMENT (the “STIPULATION OF SETTLEMENT”) is entered into by and between FUNDERS APP LLC d/b/a TENTHLY (“Plaintiff”), on one hand, and VISIONTECH GROUP INC NATURE’S MIRACLE INC, THE FASHION FANTASIA COMPANY (collectively, the “Merchant”), and TIE LI (the “Guarantor” and together with Merchant the “Defendants”), on the other hand, on 7/22/2025 (the “Effective Date”).

Plaintiff and Seller entered into a Purchase Agreement on February 11, 2025 (the “Purchase Agreement”) pursuant to which Plaintiff purchased Fifteen percent (15%) % of the Seller’s total future receipts up to the sum of $147,000.00 (“Purchase Amount”) in exchange for a discounted upfront purchase price of $110,000.00 (the “Purchase Price”);

WHEREAS, pursuant to a Guaranty agreement (the “Guaranty” and together with the Purchase Agreement, the “Agreements”) that was contained in, or executed contemporaneously with the Purchase Agreement, the Guarantor guaranteed the Seller’s performance under the Purchase Agreement to Plaintiff in the event that Seller failed to perform.

WHEREAS, Defendants defaulted on their obligations to Plaintiff under the Agreements leaving an outstanding balance of purchased receipts in the amount of $100,588.45 (the “Outstanding Balance”)

WHEREAS, Plaintiff commenced an action against Defendants by the filing of a Summons and Complaint on July 16, 2025 asserting causes of action for breach of the Agreements by Defendants, in the New York State Supreme Court for the County of Monroe under Index Number E2025015602 (the “Action”) and alleging damages in the amount of $129,463.45 (“the Claim”);

WHEREAS, the parties seek to resolve the claims asserted in the Action pursuant to the terms of this Stipulation of Settlement.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1. Recitals. The Parties hereby acknowledge, consent and agree that the recitals contained above are true and accurate in all respects and form an integral part of this Stipulation of Settlement.

2. Settlement Amount and Remittance Schedule. The Defendants shall remit the sum of $129,463.45 (the “Settlement Amount”), which shall be remitted as follows:

a.	On or before July 23, 2025, Merchant shall remit, via wire/ACH, the sum of $1,000.00.

b.	On or before July 29, 2025, Merchant shall remit, via wire to the account below, the sum of $10,000.00.

c.	On or before August 5, 2025, Merchant shall remit, via wire to the account below, the sum of $15,000.00.

d.	Beginning on or before August 12, 2025 and weekly thereafter, Merchant shall remit, via wire to the account below, the sum of $7,500.00 until Settlement Amount is remitted in full.

e.	In the event the remittance date falls on a holiday, Funders App shall debit on the preceding business day.

f.	Bank statements shall be submitted each month and remittance amount shall be adjusted as per financial statements. If financials are not timely and adequately provided, remittance amount shall be equal to the initial scheduled remittance as per the APFR.

Remittances pursuant to this Agreement shall be made via wire to Funders App using the following account information:

Account Name:

Routing Number:

Account Number:

Bank Name:

Bank Address:

Ft. Lauderdale, FL 33308

g.	All remittance required pursuant to this Agreement shall be made via wire transfer pursuant to wire transfer instructions that will be provided by Plaintiff’s attorney to Defendant’s attorney upon full execution of this Stipulation of Settlement.

h.	All funds liened shall be released in full to Funders App, and the held sum shall be applied to the Settlement Amount balance. By execution of this Agreement, the Defendants hereby authorizes the release of any and all held funds to Funders App. Defendants shall execute any direction letter required, if necessary, to authorize the release of such funds to Funders App. Upon full receipt of funds, Funders App shall issue a release on the specified account.

3. Default Judgment pursuant to CPLR 3215(i). This Stipulation of Settlement shall be filed in the Action. In the event that the Defendants fail to make a settlement remittance by the due date set forth above, Plaintiff shall provide notice of default to the Defendants via email to james.li@nature-miracle.com (a “Notice of Default”). The Defendants shall have two (2) days from the date that a Notice of Default is sent to cure the remittance default (a “Cure Period”). In the event that a settlement remittance is not made when due, or within an applicable Cure Period, the Defendants hereby acknowledge, consent and agree that the Plaintiff may file an application for a default judgment to the Monroe County Supreme Court Clerk in the Action pursuant to CPLR 3215(i) for the sum of the $129,463.45 less remittances made pursuant to this Agreement, plus the sum of 25% of the amount due at the time for attorneys’ fees based upon the standard contingency fee rates charged by collection lawyers to collect on judgments in this industry, plus interest at the rate of 9% per annum from the date of default to the date of entry of judgment. The Parties agree that it shall be sufficient for the entry of such default judgment for the Plaintiff’s attorney of record to submit an affirmation stating the amount remitted pursuant to this Stipulation of Settlement, the date of the default hereunder, the amount outstanding, and an amount for attorneys’ fees of to be included in the default judgment calculated as 25% of the amount due under this Stipulation of Settlement at the time of default. The Parties agree that the application to the Monroe County Supreme Court Clerk for a default judgment may be made without notice to the Defendants.

4. Withdrawal of Answer. N/A

5. Release of Defendants. Upon the Defendants’ full performance of their obligations pursuant to this Stipulation of Settlement including, without limitation, the full payment of the Settlement Amount pursuant to Section 2 above, Plaintiff hereby releases and forever discharges the Defendants and their respective parents, divisions, subsidiaries, affiliates, related entities, representatives, successors, directors, officers, owners, agents, employees, insurance carriers, attorneys and assigns of and from any and all claims, counterclaims, demands, damages, debts, liabilities, accounts, actions, causes of action and suits, known or unknown, liquidated or contingent, arising from, which may arise in the future from, or which are related in any manner to the Action or the underlying Agreements, including any claims that were or could have been asserted, other than the obligations of the Defendants under this Stipulation of Settlement. All liens shall be rescinded, and accounts released, only upon full performance of Defendant’s obligations pursuant to this Stipulation Agreement.

6. Release of Plaintiff. Upon the Effective Date, the Defendants for themselves and on behalf of all parents, divisions, subsidiaries, affiliates, related entities, representatives, successors, directors, officers, owners, agents, employees, insurance carriers, attorneys and assigns, hereby releases and forever discharges Plaintiff and its respective parents, divisions, subsidiaries, affiliates, related entities, representatives, successors, directors, officers, owners, agents, employees, insurance carriers, attorneys and assigns of and from any and all claims, counterclaims, demands, damages, debts, liabilities, accounts, actions, causes of action and suits, known or unknown, liquidated or contingent, arising from, which may arise in the future from, or which are related in any manner to the Action or the underlying Agreements, including any claims that were or could have been asserted, other than Plaintiff’s obligations under this Settlement Agreement.

7. Representation by Counsel. The Parties hereby acknowledge, consent and agree that each of them have been represented by counsel in the negotiation and execution of this Stipulation of Settlement.

8. Consent to Jurisdiction. This Stipulation of Settlement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to any applicable principles of conflicts of law. The Defendants irrevocably submit to the exclusive jurisdiction of the New York State Supreme Court, for any disputes arising out of the terms of this Agreement, agree that the Forum is convenient and hereby waive any and all objections based upon jurisdiction in, or convenience of, the Forum.

9. Modifications; Agreements. No modification, amendment, waiver or consent of any provision of this Stipulation of Settlement shall be effective unless the same shall be in writing and signed by all Parties.

10. Assignment. Plaintiff may assign, transfer or sell its rights or delegate its duties hereunder, either in whole or in part upon the written consent of the Defendants. The Defendants shall not assign its rights or obligations under this Stipulation of Settlement without first obtaining Plaintiff’s written consent.

11. Waiver Remedies. No failure on the part of Plaintiff to exercise, and no delay in exercising, any right under this Stipulation of Settlement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.

12. Authorization. The parties that are signing this Stipulation of Settlement on behalf of the limited liability companies or corporations in their representative capacities hereby represent and warrant that they are authorized to bind those entities.

13. Binding Effect. This Stipulation of Settlement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

14. JURY WAIVER. THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS STIPULATION OF SETTLEMENT, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW OR DEEMED BY A COURT OF LAW TO BE AGAINST PUBLIC POLICY. THE PARTIES ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.

15. Severability. In case any of the provisions in this Stipulation of Settlement are found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any other provision contained herein shall not in any way be affected or impaired. Any provision of this Stipulation of Settlement that may be found by a court having jurisdiction to be prohibited by law shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions hereof.

16. Entire Agreement. This Stipulation of Settlement embodies the entire agreement between the Defendants and Plaintiff and supersedes all prior agreements and understandings relating to the subject matter hereof.

THE UNDERSIGNED REPRESENT AND WARRANT THAT THEY HAVE READ THIS STIPULATED SETTLEMENT AGREEMENT IN ITS ENTIRETY AND HAVE THE FULL CAPACITY, POWER, AND AUTHORITY TO MAKE THIS AGREEMENT AS SET FORTH ABOVE, AND THAT NO OTHER REPRESENTATIONS OR INDUCEMENTS APART FROM THIS STIPULATED SETTLEMENT AGREEMENT, EITHER WRITTEN OR ORAL, HAVE BEEN MADE.

IN WITNESS WHEREOF, the Parties are executing this Stipulation of Settlement as of the Effective Date set forth above.

*Signature Page to Follow*

“VISIONTECH GROUP INC”		“TIE LI”

X	/s/ Tie Li	X	/s/ Tie Li
Name:	TIE LI, as authorized signer on behalf of the Merchants referenced above		TIE LI, Individually

“PLAINTIFF”

FUNDERS APP LLC d/b/a TENTHLY

“PLAINTIFF”

X
Name:
	Title:	Authorized Representative

Authorization to Release

RE: VISIONTECH GROUP INC

EIN: 82-0864230

TIE LI

SS:

This letter of direction is sent as you are an Account Debtor of VISIONTECH GROUP INC, EIN: 82-0864230, TIE LI (collectively, the “Merchant”) due to your ongoing business relationship with the Merchant.

Please allow this letter to serve as an official request to remit all funds held in the merchant’s account to FUNDERS APP LLC using the payment method below.

Once funds are remitted and proof of transaction has been sent                       to the hold on the account may be released.

Please comply with the above immediately and feel free to contact us if you have any questions regarding this letter. I thank you in advance for your anticipated cooperation in this matter.

Check by Mail:

Attn:

Funders App LLC

3323 NE 163rd Street, Suite 404
North Miami Beach, FL 33160

Ref: VISIONTECH GROUP INC

AUTHORIZED AND APPROVED

x	/s/ Tie Li
TIE LI

ACH AUTHORIZATION

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